Exhibit 10.29

February 24, 2006

Long-Term Cash Incentive Plan

Table of Contents

Introduction	1

Performance Period & Performance Measure	2

Calculation of Performance	2

Eligibility & Allocation of Funded Incentive Pool	3

Competitiveness of Long-Term Opportunity	3

Special Considerations: Change in Control	4

Special Considerations: Termination	4

APPENDIX

Initial Participants	5

Long-Term Cash Incentive Plan

Introduction

•	This document describes the Flag 2006 long-term incentive program that includes two elements: stock options and a three-year long-term cash incentive plan

•	Stock options will be granted under Flag’s existing stock option plan

•	The remainder of this document describes the long-term cash incentive plan

•	The long-term cash incentive plan will enable Flag executives to share in the value they create for shareholders

•	The plan will be effective as of January 1, 2006 and is intended to provide a three-year opportunity, i.e., no additional stock or long-term cash awards are expected to be made in 2007 or 2008

Long-Term Cash Incentive Plan

Performance Period and Performance Measure

• The performance period will include three years, from January 1, 2006 through December 31, 2008

• The performance measure will be market capitalization increase

•	No cash incentives will be earned if the compounded annual growth (CAGR) in market capitalization is 10% or less

•	If the CAGR is greater than 10%, then a pool will be funded equal to 8% of the market capitalization in excess of a 10% CAGR

Calculation of Performance

•	The goal of the plan is to reward Flag executives for creating above-average value for current and future shareholders

•	As such, the calculation for market capitalization CAGR will use the ending common shares outstanding (CSO) for both the starting point and the ending point

•	This prevents an unintended windfall to the executives for issuing shares related to an acquisition, for example

•	The initial or starting market capitalization will be the market capitalization as of December 31, 2005, which was $277,774,700, based on an average stock price of $16.45 and common shares outstanding (CSO) of 16,886,000 shares

•	The ending market capitalization will be the market capitalization as of December 31, 2008, as determined by multiplying the average closing price in December 2008 times the CSO on December 31, 2008

•	The initial or starting market capitalization will be recalculated at the end of the period based on the CSO on December 31, 2008

•	The CAGR will be determined by comparing the ending market capitalization on December 31, 2008 to the recalculated initial or starting market capitalization on December 31, 2005

Long-Term Cash Incentive Plan

Eligibility & Allocation of Funded Incentive Pool

• If the market capitalization CAGR exceeds 10% for the period, the plan will fund a pool equal to 8% of any increase above 10%

• The resulting pool will be allocated roughly:

Tier	# Incumbents	% of Pool per Person	Total % of Pool
Tier I: CEO & Vice Chairmen	4	10.0%	40%
Tier II: President & EVPs	3	7.0%	21%
Tier III: See Appendix A	6	3.5%	21%
Tier IV: See Appendix A	12	1.5%*	18%

*	The minimum opportunity for an individual will be no less than 1.5% of the total pool.

•	Flag periodically may adjust the pool allocation in the event new executives have joined the Company or executives have left or roles have changed

•	As a general guide, the allocation of the pool by tier will approximately equal 40% for Tier 1 and 20% for each of the other tiers

•	Executive participation in the long-term cash incentive plan will be contingent upon receiving satisfactory or better performance ratings each year

Competitiveness of Long-Term Opportunity

•	At 12% growth, funded payouts for the top two tiers, when added to the expected option gains, would be comparable with market median long-term incentive values on a three-year basis

•	At 14% growth, when added to the expected option gains, funded payouts for the top two tiers would be comparable with the market 75th percentile long-term incentive values on a three-year basis

Long-Term Cash Incentive Plan

Special Considerations: Change-in-Control

•	In the event that a change in control occurs prior to the end of the performance period, payments would not accelerate, but the increase in market capitalization would be calculated as of the last day the company is publicly traded

•	The successor company would be obligated to pay funded amounts at the end of the performance period, i.e., during the first quarter of 2009

•	In this manner, the payments should not be counted against 280G limits related to change in control compensation

Special Considerations: Termination

•	The Committee reserves the right to determine what, if any, payments are earned in the event a participant’s employment is terminated prior to the end of the performance period

•	The following guidelines will apply:

•	For death, disability or retirement, participation continues and payouts are made at the end of the performance period if earned

•	For termination “without cause” or resignation for “good reason,” participation continues and payouts are made at the end of the performance period if earned

•	For termination “for cause” or resignation without “good reason,” participation is terminated and no payouts would be earned

Appendix

•	The table below shows the initial participants and their sharing percentages:

Tier	Name		Cash Pool Sharing %
I	Steve Doughty Tom Wiley	Joe Evans Dan Speight	10%
II	Jim LaHaise Nat Padget	Kim Childers	7%
III	Selected Tier III officers		3.5%
IV	Selected Tier IV officers		1.5%